Exhibit (a)(1)(k)

For Immediate Release	Contact:

Thursday, September 22, 2005	Sam Bhatt, Vice President – Finance 609.528.8500

EMTEC, INC. ANNOUNCES

UPDATE TO ITS ONGOING SELF TENDER OFFER

TRENTON, NJ – Emtec, Inc. (Over-The-Counter Bulletin Board: ETEC.OB) today announced that it is updating its previous disclosure in the offer to purchase mailed to its shareholders in connection with its ongoing self tender by filing an amendment to its Schedule TO today with the Securities and Exchange Commission (the “SEC”). The offer to purchase previously indicated that certain of its executive officers and former directors may tender shares. As reflected in the amendment filed with the SEC, John Howlett and Ron Seitz have informed the Company that they each intend to tender all of their shares in the tender offer. Collectively, Howlett and Seitz own 2,230,492 shares of common stock. The Company will also make certain other technical changes to the offer to purchase in its filing with the SEC.

The tender offer will expire at 12:00 midnight New York City time, October 4, 2005, unless extended by Emtec. The information agent is D.F. King & Co., Inc. The depositary is Zions First National Bank. For questions and information, please call the information agent toll free at (800) 290-6431.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF EMTEC COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT EMTEC IS DISTRIBUTING TO ITS SHAREHOLDERS. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS THAT EMTEC IS FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEB SITE AT WWW.SEC.GOV. SHAREHOLDERS AND INVESTORS ALSO MAY OBTAIN A COPY OF THESE DOCUMENTS, AS WELL AS ANY OTHER DOCUMENTS THAT EMTEC HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, FROM D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, BY DIRECTING SUCH REQUEST TO D.F. KING & CO., INC., TOLL FREE AT (800) 290-6431. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

About Emtec, Inc.

Emtec, Inc. established in 1981, is an information technology company, providing services and products to commercial, federal, education, state and local verticals. Areas of specific practices include communications, data availability, enterprise computing, managed services, storage and data center planning and development.